EXHIBIT 16

August 29, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen,

We have read Item 4 (a) of Form 8-K dated August 29, 2003 of HomeLife, Inc. and are in agreement with the statements contained in paragraphs (i) - (iv) of Item 4 (a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                            /s/  Schwartz Levitsky Feldman llp